PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 16th day of May, 2007, by and among Richard Thalheimer Revocable Trust established 3/6/89, Richard Thalheimer 2005 Annuity Trust established 7/29/05, Richard Thalheimer Children’s Trust established 1/16/89, Richard &Elyse Thalheimer Irrevocable Trust established 5/16/95, Richard Thalheimer 1997 Annuity Trust established 1/28/97, Richard Thalheimer 1997 Grantor Annuity Trust dated 12/17/97, and Richard Thalheimer Irrevocable Trust established 5/24/99 (each, a “Seller” and, collectively, the “Sellers”), and Starboard Value and Opportunity Master Fund Ltd. and Parche, LLC (each, a “Purchaser” and collectively, the “Purchasers”).

WITNESSETH:

WHEREAS, upon the terms and subject to the conditions of this Agreement, the Purchasers desire to purchase, and each Seller desires to transfer and sell, at the Closing, the number of shares of common stock, par value $0.01 per share (the “Common Stock”), of Sharper Image Corporation, a Delaware corporation (the “Company”), set forth opposite each Seller’s name on Exhibit A hereto (collectively, the “Shares”), for a purchase price of $9.25 per share, for an aggregate consideration of $7,561,486.50 (the “Purchase Price”).

NOW, THEREFORE, for and in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions set forth herein, the parties agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES

Section 1.1       Purchase of the Shares. At the Closing and on the terms and subject to the conditions set forth in this Agreement, the Sellers shall transfer and sell to the Purchasers the Shares in consideration of the Purchase Price, and the Purchasers shall purchase such Shares. The Purchasers shall make payment for such Shares by wire transfer of immediately available funds to bank accounts designated by the Sellers at least 24 hours prior to the Closing.

ARTICLE II

CLOSING

Section 2.1       Closing. The transfer, purchase and sale of the Shares shall take place on the date hereof, but subject to all of the conditions set forth in Article III having been satisfied or waived, or such other time and date as the Sellers and the Purchasers shall mutually agree either orally or in writing (which time and date are designated as the “Closing” and the “Closing Date”).

Section 2.2        Deliveries at the Closing. At the Closing, the Sellers shall deliver to the Purchasers (a) Shares registered in the name of the Purchasers in certificated or book

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entry form as specified by the Purchasers to the Sellers in writing, (b) an instruction letter from the Sellers to the transfer agent for the Common Stock directing that the certificates for the Shares be issued in the name of the Purchasers as specified by the Purchasers and (c) such other items reasonably requested by the Purchaser.

ARTICLE III

CONDITIONS TO CLOSING

Section 3.1        Conditions to the Purchasers’ Obligations. The obligations of the Purchasers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following additional conditions, any of which may be waived by the Purchasers in their sole discretion, in whole or in part:

(a)          Each of the representations and warranties of the Sellers set forth in Article IV shall be true and correct in all material respects as of the Closing Date.

(b)          There shall not be any law in effect which would render the parties unable to consummate or perform the transactions contemplated hereby or make such transactions illegal or prohibit, restrict or delay such consummation or performance; and there shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation or performance of the transactions contemplated hereby.

Section 3.2       Conditions to the Sellers’ Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following additional conditions, any of which may be waived by the Sellers in their sole discretion, in whole or in part:

(a)          Each of the representations and warranties of the Purchasers set forth in Article V shall be true and correct in all material respects as of the Closing Date.

(b)          There shall not be any law in effect which would render the parties unable to consummate or perform the transactions contemplated hereby or make such transactions illegal or prohibit, restrict or delay such consummation or performance; and there shall not be in effect any injunction or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation or performance of the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller represents and warrants to the Purchasers that:

Section 4.1      Organization; Good Standing; Qualification. Such Seller, if it is an entity, is duly formed, validly existing and in good standing under the laws of its

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jurisdiction of organization and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations requires such qualification or registration.

Section 4.2       Authorization; Capacity. Such Seller, if it is an entity, has full power to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. Such Seller, if it is a natural person, has the legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby. If such Seller is an entity, the execution, delivery and performance by such Seller of this Agreement and such Seller’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of or on the part of such Seller, and no other proceedings or actions on the part of such Seller are necessary to authorize this Agreement.

Section 4.3       Due Execution and Validity. This Agreement has been duly and validly executed by such Seller and delivered to the Purchasers, and constitutes the legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally.

Section 4.4       Title to the Shares. Such Seller has good and valid title to, is the holder of record of and owns beneficially the Shares set forth opposite his, her or its name on Exhibit A hereto, free and clear of any and all liens and, upon delivery by such Seller to the Purchasers of the Shares in accordance with this Agreement, good and valid title to the Shares will pass to the Purchasers. The Shares have been validly issued, are fully paid and non-assessable, and are not subject to any options, agreements or restrictions with respect to transferability arising from any agreement entered into by such Seller or its affiliates.

Section 4.5        No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any organizational document of such Seller to the extent such Seller is an entity.

Section 4.6      Ownership in the Company. Upon the consummation of the transactions contemplated hereby, and the concurrent sale by the Sellers or their respective affiliates to other purchasers of Common Stock, other than 64,000 shares of Common Stock and options to purchase an additional 90,000 shares of Common Stock, the Sellers and their respective affiliates do not own, beneficially or otherwise, directly or indirectly, any securities of the Company or any derivative security relating to the Common Stock.

Section 4.7     Approvals and Consents. No action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any governmental or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary or required as to such Seller in order to constitute this Agreement as a valid, binding and enforceable obligation of such Seller in accordance with its terms.

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Section 4.8        Information. Each Seller acknowledges that it is familiar with the business, financial condition and affairs of the Company and is therefore able to determine fair value for the sale of the Shares and it is not relying on any information provided by the Purchasers and that no Purchaser has made any representations or warranties about the Company to such Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

The Purchasers hereby represents and warrants to each Seller that:

Section 5.1      Organization; Good Standing; Qualification. Such Purchaser, if it is an entity, is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and is qualified or registered to do business in each jurisdiction in which the nature of its business or operations requires such qualification or registration.

Section 5.2       Authorization. Such Purchaser, if it is an entity, has full power to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The Purchaser, if it is a natural person, has the legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder, and to consummate the transactions contemplated hereby. If the Purchaser is an entity, the execution, delivery and performance by such Purchaser of this Agreement and such Purchaser’s consummation of the transactions contemplated hereby, have been duly authorized by all requisite action of or on the part of such Purchaser, and no other proceedings or actions on the part of such Purchaser are necessary to authorize this Agreement.

Section 5.3       Due Execution and Validity. This Agreement has been duly and validly executed by such Purchaser and delivered to each Seller, and constitutes the legal, valid and binding agreement of such Purchaser, enforceable against such Purchaser in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally.

Section 5.4        No Conflicts. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any organizational document of such Purchaser to the extent the Purchaser is an entity.

Section 5.5       Purchase Entirely for Own Account. The Shares to be purchased by each Purchaser will be acquired for investment for such Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and such Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Purchaser further represents that such Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares.

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Section 5.6        Information. Each Purchaser acknowledges that it has received and reviewed information about the Company and has had an opportunity to discuss the Company’s business, management and financial affairs with its management and to review the Company’s facilities, is familiar with the business, financial condition and affairs of the Company and is therefore able to determine fair value for the sale of the Shares. Each Purchaser believes it has received all the information it has requested and such information it considers necessary or appropriate for deciding whether to purchase the Shares. Each Purchaser acknowledges that (a) Richard Thalheimer has not served as a member of the Company’s board of directors since December 30, 2006 and (b) it is not relying on any information provided by any Seller and that no Seller has made any representations or warranties about the Company to such Purchaser.

Section 5.7      Reliance Upon Purchasers’ Representations. Each Purchaser understands that the Shares are not registered under the Securities Act of 1933, as amended (the “Securities Act”), on the ground that the sale of the Shares provided for in this Agreement is exempt from registration under the Securities Act.

Section 5.8       Accredited Investor. Each Purchaser is an “Accredited Investor,” as such term is defined in Rule 501(a) under the Securities Act (without reliance on Rule 501(a)(4) thereof).

Section 5.9        Restricted Securities. Each Purchaser understands that the Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of either an effective registration statement covering such Shares or an available exemption from registration under the Securities Act, the Shares must be held for so long as is required by the Securities Act. To the extent applicable, each Purchaser understands and agrees that the certificate or any other document evidencing any of the Shares shall be endorsed with a legend in substantially the same form as set forth below:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION AFFORDED BY THE SECURITIES ACT AND/OR RULES PROMULGATED BY THE COMMISSION PURSUANT THERETO. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE ALSO NOT BEEN REGISTERED OR QUALIFIED (AS THE CASE MAY BE) UNDER THE SECURITIES LAWS OF ANY STATE OR TERRITORY OF THE UNITED STATES (THE “BLUE SKY LAWS”), IN RELIANCE UPON ONE OR MORE EXEMPTIONS FROM REGISTRATION OR QUALIFICATION (AS THE CASE MAY BE) AFFORDED UNDER SUCH SECURITIES LAWS. NEITHER THE COMMISSION NOR

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ANY SECURITIES REGULATORY AGENCY OF ANY STATE OR TERRITORY OF THE UNITED STATES HAS REVIEWED OR PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING CONTEMPLATED BY THIS CERTIFICATE, AND ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THESE SECURITIES HAVE BEEN ACQUIRED FOR THE HOLDER'S OWN ACCOUNT FOR INVESTMENT PURPOSES ONLY AND NOT WITH A VIEW FOR RESALE OR DISTRIBUTION.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1        Information. Each Purchaser and each Seller (a) acknowledges that he, she or it has been informed that the other party or his, her or its agents may currently possess, and later may come into possession of, material non-public information not known to him, her or it and that may be material to a decision to purchase or sell the Shares, as the case may be, and each Purchaser has determined to purchase the Shares and each Seller has determined to sell the Shares notwithstanding the other party’s knowledge of such information; (b) agrees that he, she or it shall not have any liability whatsoever to the other party with respect to the nondisclosure of such information in connection with the purchase by each Purchaser and the sale by each Seller of the Shares; (c) irrevocably waives and releases all claims which he, she or it might otherwise have with respect to the nondisclosure of such information in connection with the purchase by each Purchaser and the sale by such Seller of the Shares, whether before or after the date hereof.

Section 6.2       Further Assurances; Cooperation. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transfer, purchase and sale of the Shares pursuant to this Agreement, including using commercially reasonable efforts to ensure satisfaction of the conditions precedent to each party’s obligations hereunder.

ARTICLE VII

INDEMNIFICATION

Section 7.1       Indemnification of the Purchasers by the Sellers. Each Seller shall indemnify and hold harmless each Purchaser (and its officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by each Purchaser, directly or indirectly, as a result

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of or arising from any inaccuracy in or breach or nonfulfillment of or any alleged inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by such Seller in this Agreement, whether or not arising out of a third-party claim.

Section 7.2        Indemnification of the Sellers by the Purchasers. Each Purchaser shall indemnify and hold harmless each Seller (and its officers, employees, partners, agents, affiliates and controlling parties) from and against any and all losses, liabilities, damages, demands, claims, suits, actions, judgments or causes of action, assessments, costs and expenses, including without limitation interest, penalties, reasonable attorneys’ fees, any and all reasonable expenses incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever, and any and all amounts paid in settlement of any claim or litigation, asserted against, resulting to, imposed upon, or incurred or suffered by such Seller, directly or indirectly, as a result of or arising from any inaccuracy in or breach or nonfulfillment of or any alleged inaccuracy in or breach or nonfulfillment of any of the representations, warranties, covenants or agreements made by the Purchasers in this Agreement, whether or not arising out of a third-party claim.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 8.1        Survival of Representations and Warranties. The representations and warranties made by the Sellers contained in Article IV of this Agreement and the representations and warranties made by the Purchasers contained in Article V of this Agreement shall survive the Closing.

ARTICLE IX

MISCELLANEOUS

Section 9.1      Entire Agreement. This Agreement, together with any other writings referred to herein or delivered pursuant hereto, constitutes the entire agreement among the parties hereto and their respective affiliates with respect to the subject matter hereof and supersedes all prior contracts, agreements and understandings, whether written or oral, among the parties hereto and their respective affiliates with respect to the subject matter hereof.

Section 9.2       Binding Effect; Assignment; No Third-Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors, permitted assigns and legal representatives. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and their respective permitted successors, permitted assigns or legal representatives any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by the Purchasers or the Sellers to any person, without the prior written consent of the other party; provided, that the Purchasers

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shall have the right to assign its rights, interests and obligations hereunder to its affiliates without the consent of the Sellers.

Section 9.3       Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement; provided that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law. Furthermore, in lieu of (and to the extent of) each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 9.4       Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

Section 9.5      Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.6      Amendment. This Agreement may be amended at any time, provided that any such amendment is in writing and is approved by the Sellers and the Purchasers.

Section 9.7        Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument. It shall not be necessary that any counterpart be signed by each of the parties hereto so long as each counterpart shall be signed and delivered by one or more of the of the parties hereto and so long as the other parties hereto shall sign and deliver at least one counterpart.

Section 9.8     Preparation of Agreement. Each party to this Agreement acknowledges that: (i) the party had the advice of, or sufficient opportunity to obtain the advice of, legal counsel separate and independent of legal counsel for any other party hereto; (ii) the terms of the transactions contemplated by this Agreement are fair and reasonable to such party; and (iii) such party has voluntarily entered into the transactions contemplated by this Agreement without duress or coercion. Each party further acknowledges that such party was not represented by the legal counsel of any other party hereto in connection with the transactions contemplated by this Agreement, nor was he or it under any belief or understanding that such legal counsel was representing his or its

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interests. Each party agrees that no conflict, omission or ambiguity in this Agreement, or the interpretation thereof, shall be presumed, implied or otherwise construed against any other party to this Agreement on the basis that such party was responsible for drafting this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SELLERS:

RICHARD THALHEIMER REVOCABLE TRUST ESTABLISHED 3/6/89

RICHARD THALHEIMER 2005 ANNUITY TRUST ESTABLISHED 7/29/05

RICHARD THALHEIMER CHILDREN’S TRUST ESTABLISHED 1/16/89

RICHARD &ELYSE THALHEIMER IRREVOCABLE TRUST ESTABLISHED 5/16/95

RICHARD THALHEIMER 1997 ANNUITY TRUST ESTABLISHED 1/28/97

RICHARD THALHEIMER 1997 GRANTOR ANNUITY TRUST DATED 12/17/97

RICHARD THALHEIMER IRREVOCABLE TRUST ESTABLISHED 5/24/99

By:	/s/ Richard Thalheimer

Name: Richard Thalheimer

Title: Trustee, Revocable Trust/2005 Annuity Trust/ 1997 Annuity Trust/ 1997 Grantor Annuity Trust

By:	/s/ John R. Comyns

Name: John R. Comyns

Title: Trustee of Richard Thalheimer Children’s Trust dated 1/16/89/ Richard & Elyse Thalheimer Irrevocable Trust dated 5/16/95 / Richard Thalheimer Irrevocable Trust dated 5/24/99

STARBOARD VALUE AND OPPORTUNITY
MASTER FUND LTD.
PARCHE, L C L

By:	/s/ Jeffrey A. Solomon

Name: Jeffrey A. Solomon
Title: Authorizing Signatory

Exhibit A

Purchasers	Sellers	Shares to be Purchased/Sold
Starboard Value and	Richard Thalheimer Revocable Trust	399,960
Opportunity Master Fund Ltd.	established 3/6/89

Starboard Value and	Richard Thalheimer 2005 Annuity Trust	100,002
Opportunity Master Fund Ltd.	established 7/29/05

Starboard Value and	Richard Thalheimer Children’s Trust	67,500
Opportunity Master Fund Ltd.	established 1/16/89

Starboard Value and	Richard&Elyse Thalheimer Irrevocable	119,203
Opportunity Master Fund Ltd.	Trust established 5/16/95
Parche, LLC	12,766

Parche, LLC	Richard Thalheimer 1997 Annuity Trust	33,673
established 1/28/97

Parche, LLC	Richard Thalheimer 1997 Grantor Annuity	58,722
Trust dated 12/17/97

Parche, LLC	Richard Thalheimer Irrevocable Trust	25,632
established 5/24/99